Exhibit 10.5

May 11, 2009

Jonathan W. Trutter

c/o Deerfield Capital Management LLC
6250 North River Road, 9th Floor

Rosemont, Illinois 60018

Dear Jonathan:

As provided in your Employment Agreement with Deerfield Capital Management LLC (the “Company”), dated June 26, 2004 (the “2004 Employment Agreement”), you are entitled to receive a payment equal to $2,000,000 (the “Retention Bonus”) in the event that you remain employed by the Company or an affiliate of the Company through June 25, 2009.  Due to your valuable contribution to the Company and your commitment to invest a minimum of $500,000 in an investment vehicle managed by the Company, Deerfield Pegasus Loan Capital LP (“DPLC”), the Company agrees to accelerate the vesting of a portion of the Retention Bonus.  In accordance with the foregoing, the Company hereby agrees to the following, subject to your acknowledgement and agreement below:

(A)          You shall be entitled to an acceleration of the vesting of a portion of the Retention Bonus (the “Accelerated Amount”), which amount shall be calculated pursuant to the following sentences and paid to you within five days following the date of this letter agreement.  The Accelerated Amount shall be equal to the amount required to be treated as compensation to you for income tax purposes such that the actual payment amount to you (as determined using the Company’s standard payroll practices) is equal to $400,000.  For avoidance of doubt, for purposes of this letter agreement and the 2004 Employment Agreement, upon payment of the amount required by this paragraph, the Company shall be treated as having made a payment to you of the entire amount of the Accelerated Amount (not only a payment of $400,000).

(B)           You commit to invest $400,000 of the Accelerated Amount in DPLC on a pro rata basis with the Company or its affiliates, subject to the Company satisfying its own capital commitment.

(C)           Within five days following June 25, 2009, the Company shall pay you an amount equal to $2,000,000 less the Accelerated Amount.

This letter agreement is binding upon you and the Company and its successors and assigns.  Except as specifically amended herein, all provisions of the 2004 Employment Agreement remain in effect.

Sincerely,

Deerfield Capital Management LLC

/s/ Robert A. Contreras
Name: Robert A. Contreras
Title: General Counsel

Acknowledged and Agreed:

/s/ Jonathan W. Trutter
Name: Jonathan W. Trutter
Date: May 11, 2009